Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Receives $3.4B Firm Lender Commitments for Sabine Pass Liquefaction Project

•	Term Loan A upsized with executed commitments received for $3.4 billion

•	Financing expected to close by end of July 2012

•	Proposed Term Loan B no longer required due to upsizing of Term Loan A

•	Proposed Transfer of Creole Trail Pipeline anticipated to be postponed

Houston, Texas - July 12, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that it has received executed firm financial commitments in aggregate of approximately $3.4 billion to fund the costs of developing, constructing and placing into service the first two liquefaction trains of the Sabine Pass LNG liquefaction project (the “Liquefaction Project”).  Commitments for a Term Loan A (“Credit Facility”) were received from all of the previously announced joint lead arranger banks and from additional banks and financial institutions (“Lenders”). As a result, Cheniere Partners has decided to upsize the Credit Facility and withdraw the previously announced syndication of a $1.25 billion Term Loan B facility.
Sabine Pass Liquefaction is finalizing definitive loan documents with the committed Lenders and is working on commitments of approximately $200 million with additional financial institutions. The Credit Facility is expected to be closed by the end of the month. Per the commitments, the Credit Facility has a 7 year maturity and the interest rate is LIBOR plus 350 basis points during construction, stepping up to LIBOR plus 375 basis points during operations.
“Including the recently announced $2 billion of equity commitments, we have now received financial commitments of approximately $5.4 billion for the construction of Trains 1 and 2 of our Liquefaction Project. Our Credit Facility will be one of the larger facilities in the project financing market, underlying the strong fundamentals of the transaction,” said Charif Souki, Chairman and CEO. “Our ability to access a very large credit facility will significantly reduce our costs of financing during construction. We expect to reach a final investment decision and issue notice to proceed to Bechtel upon meeting all conditions precedent under the financial agreements, including, but not limited to, completion of the financing process with the Lenders and having all regulatory approvals in full force and effect.”
Cheniere Partners has also withdrawn the syndication of the $750 million Term Loan B and anticipates postponing the purchase of the Creole Trail Pipeline from Cheniere Energy, Inc. until after construction begins and financing for the purchase has been obtained. The anticipated postponement of the pipeline transaction is not expected to delay the financing of the Liquefaction Project.

Additional Information
Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana.  The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe).  Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal. As currently contemplated, the Liquefaction Project is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa.  The Liquefaction Project is expected to be constructed with each LNG train commencing operations approximately six to nine months after the previous train.  In November 2011, Sabine Liquefaction entered into a lump sum turnkey contract for the engineering, procurement and construction of the first two trains of the project with Bechtel Oil, Gas and Chemicals, Inc.  Sabine Liquefaction has also entered into four long-term customer sale and purchase agreements (“SPAs”) for a total of 16.0 mtpa of LNG volumes, which represents approximately 89 percent of the nominal LNG volumes.  The customers include BG Gulf Coast LNG, LLC (“BG”) for 5.5 mtpa, Gas Natural Fenosa for 3.5 mtpa, KOGAS for 3.5 mtpa and GAIL (India) Ltd. for 3.5 mtpa. In addition, Sabine Liquefaction has entered into a SPA with Cheniere Marketing, LLC for up to approximately 2.0 mtpa of LNG that is produced but not already committed to third parties.  The BG and Cheniere Marketing SPAs commence with the start of train one operations and the Gas Natural Fenosa SPA commences with the start of train two operations.  Commencement of construction for the first two trains is subject, but not limited to obtaining remaining debt financing and Cheniere Partners making a final investment decision.  The KOGAS SPA commences with the start of train three operations and the GAIL (India) Ltd. SPA commences with the start of train four operations.  Commencement of construction for the third and fourth trains is subject, but not limited to, entering into an EPC contract, obtaining financing and Cheniere Partners making a final investment decision.  Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
▪	DOE export authorization	Received	Received
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪▪	Financing commitments		1Q13
	- Equity	Received
	- Debt	Received
▪	FERC authorization	Received	Received
	- Certificate to commence construction	Received	2013
▪	Commence construction	3Q12	2013
▪	Commence operations	2015/2016	2017/2018

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259